Exhibit 10.35

TRADEMARK AND SERVICE MARK LICENSE AGREEMENT

This TRADEMARK AND SERVICE MARK LICENSE AGREEMENT (“License Agreement”) is made as of August 18, 2003, by and among HOME DEPOT U.S.A., INC., a Delaware corporation (“Home Depot”), HOMER TLC, INC., a Delaware corporation (“Homer”), U.S. HOME SYSTEMS, INC., a Delaware corporation (“USHS”) and USRI CORPORATION, an Delaware corporation (“USRI”) (Home Depot, Homer, USHS and USRI being sometimes referred to in this License Agreement collectively as the “Parties,” and individually as a “Party”).

RECITALS

WHEREAS, Homer is a wholly owned subsidiary of Home Depot, and is the sole owner of all right, title and interest in and to each trademark, service mark, trade name, logo, slogan and other identifying symbol and indicia identified in the attached Schedule I (the “Home Depot Marks”);

WHEREAS, USRI and, to the extent applicable, USHS, are the sole owners of all right, title and interest in and to each trademark, service mark, trade name, logo, slogan and other identifying symbol and indicia identified in the attached Schedule II (the “USRI Marks” and, together with the Home Depot Marks, the “Marks”);

WHEREAS, Home Depot, USHS, and USRI have entered into the Pilot Program Agreement dated August 18, 2003 (the “Pilot Program Agreement”); capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Program Agreement), whereby USRI will act as sales representative, supplier and subcontractor for the sale, furnishing and installation of USRI Products and Services;

WHEREAS, in accordance with the Pilot Program Agreement, certain aspects of the marketing, sale and provision of the USRI Products and Services will be co-branded using the Marks and other intellectual property rights of both Home Depot, USRI and, to the extent applicable, USHS;

WHEREAS, in accordance with the USRI Program Participation Agreements to be entered into among Home Depot, Homer and certain Participating USRI Locations, certain aspects of the marketing of the USRI Products and Services will be co-branded using the Marks and other intellectual property rights of Home Depot, USRI and, to the extent applicable, USHS;

WHEREAS, Home Depot desires to obtain a license from USRI and, as applicable, USHS, and USHS/USRI desire to grant to Home Depot such license, to use the USRI Marks in connection with the marketing, sale and provision of the USRI Products and Services pursuant to the terms and conditions of this License Agreement; and

WHEREAS, USRI desires to obtain a license from Homer, and Homer desires to grant to USRI such license, to use the Home Depot Marks in connection with the marketing of the USRI Products and Services pursuant to the terms and conditions of this License Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, the Parties agree as follows:

Section 1. Homer Grant of License.

1.1 Subject to the provisions of this License Agreement, Homer grants to USRI during the term of this License Agreement a non-exclusive, royalty-free, non-assignable, nontransferable and revocable right and license, without the right to sublicense (except as provided in Section 1.2), to use the Home Depot Marks solely within the geographic markets of Participating Home Depot stores (the “Territory”) in connection with the marketing of the USRI Products and Services. The license granted herein is limited to USRI’s use of the Marks in connection with activities performed in furtherance of the Program and the Marks may not be used in any manner which is likely to suggest to the public or the trade that any of USRI’s other products and/or services outside of the Program are in any way related to Homer or Home Depot.

1.2 Neither co-branding nor any other activities of the Parties pursuant to this License Agreement, the Pilot Program Agreement or any USRI Program Participation Agreement shall be deemed to result in USHS or USRI obtaining ownership of or any other interest in any Home Depot Marks.

Section 2. USRI Grant of License.

2.1 Subject to the provisions of this License Agreement, USRI and, to the extent applicable, USHS, grant to Home Depot during the term of this License Agreement a non-exclusive, royalty-free, non-assignable, nontransferable and revocable right and license, without the right to sublicense, to use the USRI Marks solely within the Territory in connection with the marketing, sale and provision of the USRI Products and Services.

2.2 Neither co-branding nor any other activities of the Parties pursuant to this License Agreement, the Pilot Program Agreement or any USRI Program Participation Agreement shall be deemed to result in Home Depot obtaining ownership of or any other interest in any USRI Marks.

Section 3. Ownership of the Marks.

3.1 Homer’s/Home Depot’s Ownership.

3.1.1 USHS and USRI acknowledge that Homer is the owner of all right, title and interest in and to the Home Depot Marks. USHS and USRI agree that the essence of this License Agreement is founded on the goodwill associated with the Home Depot Marks, the value of that goodwill in the minds of the consuming public, and the continued ability of Homer and Home Depot to protect and maintain such goodwill. USHS and USRI acknowledges that they have not acquired any ownership interest in the Home Depot Marks and will not acquire any ownership interest in the Home Depot Marks by reason of this License Agreement, the Pilot Program Agreement or any USRI Program Participation Agreement. USHS and USRI will not at any time do, knowingly permit themselves or their Affiliates to do, or encourage USHS/USRI Agents to do any act or thing which would in any way impair the rights of Homer or Home Depot in and to the Home Depot Marks, affect the validity of the Home Depot Marks, or depreciate the value of the Home Depot Marks or the reputation of Homer or Home Depot. All goodwill resulting from use of the Home Depot Marks by USRI shall inure to the benefit of Homer.

3.1.2 USHS and USRI will never challenge the validity or ownership of the Home Depot Marks or any applications or registrations for the Home Depot Marks. Upon termination or expiration of this License Agreement or the Pilot Program Agreement for any reason, USHS and USRI will cease and desist from all use of the Home Depot Marks in any way and will destroy or deliver to Homer or its duly authorized representative all material upon which the Home Depot Marks appear within one (1) month of termination. Furthermore, USHS and USRI shall at no time adopt or use any word, company name, mark or design which is similar or confusing with the Home Depot Marks, without Homer’s prior written consent.

3.1.3 Homer represents to USHS and USRI that, with respect to the Territory, (a) Homer owns the Home Depot Marks free and clear of any encumbrances, (b) there are no adverse claims in the Territory relating to the Home Depot Marks, and (c) to the knowledge of Homer, the Home Depot Marks do not infringe the rights of third parties.

3.2 USRI’s Ownership.

3.2.1 Home Depot acknowledges that USRI and, to the extent applicable, USHS, is/are the owner(s) of all right, title and interest in and to each USRI Mark. Home Depot agrees that the essence of this License Agreement is founded on the goodwill associated with the USRI Marks, the value of that goodwill in the minds of the consuming public, and the continued ability of USHS and USRI to protect and maintain such goodwill. Home Depot acknowledges that it has not acquired any ownership interest in the USRI Marks and will not acquire any ownership interest in the USRI Marks by reason of this License Agreement, the Pilot Program Agreement or any USRI Program Participation Agreement. Home Depot will not at any time do or knowingly permit itself or Homer to do any act or thing which would in any way impair the rights of USHS/USRI in and to the USRI Marks, affect the validity of the USRI Marks, or depreciate the value of the USRI Marks or the reputation of USHS/USRI. All goodwill resulting from use of the USRI Marks by Home Depot shall inure to the benefit of USRI and, to the extent applicable, USHS.

3.2.2 Home Depot will never challenge the validity or ownership of the USRI Marks or any applications or registrations for the USRI Marks. Upon termination or expiration of this License Agreement or the Pilot Program Agreement for any reason, Home Depot will cease and desist from all use of the USRI Marks in any way and will destroy or deliver to USRI or its duly authorized representative all material upon which the USRI Marks appear within one (1) month of termination. Furthermore, Home Depot shall at no time adopt or use any word, company name, mark or design which is similar or confusing with the USRI Marks, without USRI’s prior written consent.

3.2.3 USHS and USRI represent to Home Depot that, with respect to the Territory, (a) USRI, and to the extent applicable, USHS, own(s) each USRI Mark free and clear of any encumbrances, (b) there are no adverse claims in the Territory relative to the USRI Marks, and (c) to the knowledge of USHS and USRI, the USRI Marks do not infringe the rights of third parties.

Section 4. Home Depot Quality Control.

4.1 Maintenance of Quality.

4.1.1 In the course of using the Home Depot Marks to market the USRI Products and Services, USRI shall maintain and adhere to specifications and standards of quality with respect to the Home Depot Marks that conform to or exceed those specifications and quality standards provided to USRI by Homer and/or Home Depot (the “Home Depot Standards”) and those imposed by law.

4.1.2 In the event that Homer and/or Home Depot desires to change the Home Depot Standards, they will notify USRI in writing of such changes, and will afford USRI a reasonable time period in which to adopt such changes as may be required for USRI to conform to the changed Home Depot Standards.

4.2. Rights of Inspection. The use of the Home Depot Marks with respect to the USRI Products and Services shall be subject to the prior written approval by Homer as to the quality and style used. At least six (6) samples of each brochure or item concerning the USRI Products and Services shall be furnished free of charge to Homer from USRI for the purpose of Homer’s examination and approval hereunder sufficiently in advance of any sale, advertisement or distribution thereof. Thereafter, any change in the quality or style of the use of the Home Depot Marks shall be submitted in like fashion for approval by Homer in advance of any sale, advertisement or distribution thereof.

Section 5. USRI Quality Control.

5.1 Maintenance of Quality.

5.1.1 In the course of using the USRI Marks to market, sell and provide the USRI Products and Services, Home Depot shall maintain and adhere to specifications and standards of quality with respect to the USRI Marks that conform to or exceed those specifications and quality standards provided to Home Depot by USRI (the “USRI Standards”) and those imposed by law.

5.1.2 In the event that USRI desires to change the USRI Standards, it will notify Home Depot in writing of such changes, and will afford Home Depot a reasonable time period in which to adopt such changes as may be required for Home Depot to conform to the changed USRI Standards.

5.2. Rights of Inspection. The use by Home Depot of the USRI Marks with respect to the USRI Products and Services shall be subject to the prior written approval as to the quality and style used by USRI. At least six (6) samples of each brochure or item concerning the USRI Products and Services shall be furnished free of charge to USRI from Home Depot for the purpose of USRI’s examination and approval hereunder sufficiently in advance of any sale, advertisement or distribution thereof. Thereafter, any change in the quality or style of the use of the Home Depot Marks shall be submitted in like fashion for approval by USRI in advance of any sale, advertisement or distribution thereof.

Section 6. Protection of Trademark Rights.

6.1 Home Depot Marks.

6.1.1 USRI will apply to all material that includes any Home Depot Mark a notice or notices of trademark ownership, licensing or registration as required by Home Depot and by law. In all printed sales material, catalogs, advertisements, videos, and other tangible references to any Home Depot Mark, USRI will print the following statements in a clear, visible position:

(i) (a) “[Home Depot Marks] are registered service marks and trademarks of Homer TLC, Inc.”; and

(ii) (b) any other statements legally required or advisable, or reasonably requested by Home Depot, to preserve and protect the Home Depot Marks (e.g., use of the registration notice ® or other proper notice to indicate a federally registered trademark and the “™” or “SM” symbol to indicate an unregistered mark in which Home Depot or Homer claims rights and/or which is the subject of a state registration).

6.1.2 In the event USRI becomes aware of any activities amounting to infringement or unlawful interference with any of the Home Depot Marks or any part thereof, USRI shall give prompt notice to Homer of such activities for further action by Homer.

6.2 USRI Marks.

6.2.1 Home Depot will apply to all material that includes any USRI Mark a notice or notices of trademark ownership, licensing or registration as required by USRI and by law. In all printed sales material, catalogs, advertisements, videos, and other tangible references to any USRI Mark, Home Depot will print the following statements in a clear, visible position:

(iii) (a) “[USRI Marks] are service marks and trademarks of [applicable USHS/USRI entity]”; and

(iv) (b) any other statements legally required or advisable, or reasonably requested by USRI, to preserve and protect the USRI Marks (e.g., use of the registration notice ® or other proper notice to indicate a federally registered trademark and the “™” or “SM” symbol to indicate an unregistered mark in which USRI claims rights and/or which is the subject of a state registration).

6.2.2 In the event Home Depot becomes aware of any activities amounting to infringement or unlawful interference with any of the USRI Marks or any part thereof, Home Depot shall give prompt notice to USRI of such activities for further action by USRI.

Section 7. Advertising and Promotion.

7.1 Consistent with its obligations under the Pilot Program Agreement, USRI may carry out such advertising and promotional campaigns or programs relating to the USRI Products and Services as it deems appropriate, subject to the prior written approval of Homer. Home Depot shall render appropriate assistance and cooperation to USRI to enhance the marketing of the USRI Products and Services, including furnishing USRI with information as to advertising themes and materials used by Home Depot for the USRI Products and Services in the Territory. Prior to the use of any advertising or other promotional materials utilizing the Home Depot Marks or otherwise referring to Home Depot or any of its affiliates, USRI shall submit to Homer sample(s) of the promotional materials for approval. Homer’s failure to approve or disapprove the sample(s) within ten (10) business days from its receipt of the sample(s) shall be deemed Homer’s disapproval thereof.

7.2 Home Depot may carry out such advertising and promotional campaigns or programs relating to the USRI Products and Services as it deems appropriate, subject to the prior written approval of USRI. USRI shall render appropriate assistance and cooperation to Home Depot to enhance the marketing of the USRI Products and Services, including furnishing Home Depot with information as to advertising themes and materials used by USRI for the USRI Products and Services in the Territory. Prior to the use of any advertising or other promotional materials utilizing the USRI Marks or otherwise referring to USRI or any of its affiliates, Home Depot shall submit to USRI sample(s) of the promotional materials for approval. USRI’s failure to approve or disapprove the sample(s) within ten (10) business days from its receipt of the sample(s) shall be deemed USRI’s disapproval thereof.

Section 8. Infringement of Marks. Each Party shall promptly notify the other of any unauthorized use of any of the other’s Marks that comes to such Party’s attention. Each Party may, in its sole discretion, take such action as may be required to prosecute the infringement, dilution, misappropriation, or similar misuse of the party’s Marks. Each Party will cooperate fully with the other to whatever extent is necessary to prosecute such action.

Section 9. Indemnification. Each Party shall indemnify, defend and hold harmless the other and its respective officers, employees, and agents as set forth in the Pilot Program Agreement.

Section 10. Term. this License Agreement shall be coterminous with the Pilot Program Agreement.

Section 11. Reservation of Rights.

11.1 Each of Home Depot and Homer reserves all of its rights pertaining to the subject matter hereof not specifically granted herein to USRI.

11.2 USHS and USRI reserve all of their rights pertaining to the subject matter hereof not specifically granted herein to Homer or Home Depot.

Section 12. Confidentiality. The information and material relating to the Marks shall be deemed “Confidential Information” under the Pilot Program Agreement.

Section 13. Remedies.

13.1 Homer/Home Depot.

13.1.1 USRI acknowledges that its breach of this License Agreement will result in immediate irreparable harm to Homer and Home Depot. Monetary damages will not be a sufficient remedy for any breach of this License Agreement. Accordingly, Homer and Home Depot shall be entitled to equitable relief by way of temporary and permanent injunctions, in addition to monetary damages, and such other and further relief as any court of competent jurisdiction may deem just and proper.

13.1.2 In the event Homer and Home Depot uses any remedy afforded by Section 13.1.1 of this License Agreement, Homer and Home Depot shall not be deemed to have waived any other rights or remedies available to them under this License Agreement, the Pilot Program Agreement or otherwise.

13.2 USRI.

13.2.1 Home Depot acknowledges that its breach of this License Agreement will result in immediate irreparable harm to USRI. Monetary damages will not be a sufficient remedy for any breach of this License Agreement. Accordingly, USRI shall be entitled to equitable relief by way of temporary and permanent injunctions, in addition to monetary damages, and such other and further relief as any court of competent jurisdiction may deem just and proper.

13.2.2 In the event USRI uses any remedy afforded by Section 13.2.1 of this License Agreement, USRI shall not be deemed to have waived any other rights or remedies available to it under this License Agreement, the Pilot Program Agreement or otherwise.

Section 14. Miscellaneous.

14.1 Notices and Statements. Except as otherwise specified in this License Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this License Agreement shall be in writing and shall be deemed given when sent by telecopy to the telecopy number specified below or delivered by hand to the address specified below, on the following business day when sent by overnight courier, and on the date received or the date on which delivery is rejected when sent by certified or registered mail, return receipt requested. A copy of any such notice shall also be sent by regular U.S. mail on the date such notice is transmitted by telecopy to the address specified below:

If to Home Depot and/or Homer:

Home Depot U.S.A., Inc.

Building C.I5

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Attention: At-Home Services Cabinet Refacing Program

Telecopy No.: (770) 384-2425

with a copy to:

Home Depot U.S.A., Inc.

Building C.20

2455 Paces Ferry Road

Atlanta, Georgia 30339

Attention: Corporate Counsel – At-Home Services/Installed Sales

Telecopy No.: (770) 384-3041

and to:

Homer TLC, Inc.

Attn: Steven M. Levy, Esq.

1404 Society Drive

Claymont, Delaware 19703

Telephone: (302) 798-0620

Facsimile: (302) 798-2513

If to USHS/USRI:

U.S. Remodelers, Inc.

c/o USHS

750 State HWY 21 Bypass

Suite 170

Lewisville, Texas 75067

Telecopy No. (972) 459-4800

Any Party may change its address or telecopy number for notification purposes by giving the other Parties seven (7) days’ notice of the new address or telecopy number and the date upon which it will become effective. Notice provided to an individual that is required to receive a copy pursuant to this Section shall not be deemed to be notice under this License Agreement.

14.2 Succession and Assignment. This License Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this License Agreement or any of its rights, interests, or obligations under this License Agreement without the prior written approval of the other Parties; provided, that Home Depot or Homer may assign this License Agreement or any of its rights, interests or obligations under this License Agreement, in whole or in part, to any of their respective Affiliates without such written approval of USHS or USRI; provided, further, if Home Depot or Homer assigns any such rights, interests or obligations under this License Agreement to any of their respective Affiliates shall not be released from any obligation or liability under this License Agreement.

14.3 Counterparts. This License Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement among the Parties.

14.4 Consents, Approvals and Requests. Except as specifically set forth in this License Agreement, all consents and approvals to be given by any Party under this License Agreement shall not be unreasonably withheld or delayed, and each Party shall make only reasonable requests under this License Agreement.

14.5 Severability. If any provision of this License Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable under applicable law, then the remaining provisions of this License Agreement, if capable of substantial performance, shall remain in full force and effect. To the extent permitted by applicable law, the Parties waive any provision of such law which renders any such remaining provisions of this License Agreement prohibited or unenforceable in any respect.

14.6 Waivers. No delay or omission by any Party to exercise any right or power it has under this License Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

14.7 Amendments. No amendment to, or change, waiver or discharge of, any provision of this License Agreement shall be valid unless in writing and signed by each Party.

14.8 Third Party Beneficiaries. Each Party intends that this License Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

14.9 Governing Law. This License Agreement and the rights and obligations of the Parties under this License Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles thereof relating to the conflicts of laws.

14.10 Covenant of Further Assurances. Subsequent to the execution and delivery of this License Agreement and without any additional consideration, each Party and its affiliates (if necessary) shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this License Agreement.

14.11 Negotiated Terms. The terms and conditions of this License Agreement are the result of negotiations among the Parties. This License Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this License Agreement.

14.12 Headings. The headings and references are for reference and convenience only and shall not be considered in the interpretation of this License Agreement.

14.13 Entire Agreement. This License Agreement and the Pilot Program Agreement comprise the entire understanding of the Parties on the subject matter herein contained and may not be modified except by writing signed by each Party.

14.14 Defined Terms. Capitalized words or phrases used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Pilot Program Agreement.

IN WITNESS WHEREOF, Home Depot, Homer, USHS, and USRI have caused this License Agreement to be signed and delivered by their duly authorized officers, as of the date first written above.

HOME DEPOT U.S.A., INC.

By:	/s/ Joseph Izganics

Name: Joseph Izganics
Title: President Service Businesses

HOMER TLC, INC.

By:

Name:

Title:

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross

Name: Murray H. Gross
Title: President

U.S. REMODELERS, INC.

By:	/s/ Murray H. Gross

Name: Murray H. Gross
Title : President

SCHEDULE I

(See Attached)

SCHEDULE II

(See Attached)

Service Level Requirements

(See Program Guidelines for Additional Details)

1.	Office Hours/Closings/Holidays

•	USRI shall maintain business hours from 8:00 a.m. to 6:00 p.m. (local time), Monday through Saturday. During these times, a sales associate shall be available to coordinate and manage any business related to the Program and the performance of the Program Services.

•	USRI shall operate its business on a schedule consistent with Home Depot’s schedule, however, USRI may schedule up to one additional holiday or observance closings which must be communicated to the Home Depot National Installation Merchant or other designated representative at least 15 days prior to such closing.

2.	Confirming / Scheduling Sales Appointments

•	USRI acknowledges that time is of the essence for the performance of the Program Services and agrees to perform and complete all Program Services in a commercially reasonable and timely manner.

•	USRI will set sales appointments for the Program Services at the customer’s convenience. USRI agrees to have personnel available for such appointments during the hours of 8:00 a.m. to 7:00 p.m. (local time), Monday through Friday and the hours of 8:00 a.m. to 5:00 p.m. (local time) on Saturdays. USRI’s Call Center will not schedule appointments on Sunday, though USRI may schedule and perform home consultations on Sunday upon the customer’s request.

•	USRI shall confirm with the acceptance of the appointment within three business hours of its receipt of notification of the appointment from USRI’s Call Center and shall use best efforts to confirm the appointment with the customer within such three hour time frame.

•	USRI representatives agree to complete sales appointment within 48 hours of receipt of initial contact, or at the customer’s convenience.

3.	In-Home Sales Appointments

•	Upon arrival at the customer’s home, the sales associate must introduce himself/herself and present The Home Depot ID Badge.

•	The sales associate must use The Home Depot authorized presentation manual to communicate the selling proposition to the customer.

•	The sales associate must only offer the customer The Home Depot authorized Program Services and payment options.

•	The sales associate must offer the customer all The Home Depot sponsored sales promotions, if applicable.

•	USRI must follow up with the customer within forty-eight (48) hours after the appointment in the event an agreement to perform the Program Services was not reached at the appointment.

4.	Performance of Program Services

•	USRI agrees to have personnel available for installation services during the hours of 8:00 a.m. to 7:00 p.m. (local time), Monday through Saturday. Installation services will not be offered on Sunday.

•	USRI shall notify the pertinent Participating Home Depot store when an installation date has been set.

•	USRI shall call the customer 24 hours prior to the scheduled installation date to:

•	Confirm the time the crew will arrive at the customer’s residence

•	Review the guidelines for in home services as set forth in the Handbook

•	Confirm the method of payment. If the customer is using The Home Depot financing or a major credit card, a final authorization number must be obtained 24 hours prior to the installation.

•	Upon arrival at the customer’s home, the USRI representative must introduce himself/herself and present the Home Depot ID badge.

•	The USRI representative must review the installation process with the customer prior to beginning the work.

•	Upon completion of the services, the USRI representative must:

•	Thoroughly clean the work site.

•	Complete the USRI Quality Audit with the customer or authorized customer representative.

•	USRI installer agrees to complete entire project, including the manufacture of necessary kitchen refacing components, within a six (6) week time frame commencing upon receipt of a completed customer contract.

5.	Settlement

•	USRI shall send the following paperwork to Home Depot within two business days after completion of the installation:

•	Signed Proposal

•	Quality Audit

•	Customer Approval

•	Waiver and Release of Lien

•	Copies of any necessary permits or proof that permits were pulled

•	Extended Warranty, if applicable

•	Payment

6.	Problem Resolution

•	USRI shall have a “sense of urgency” in resolving after-sale customer issues.

•	USRI shall contact the customer to solve any issues occurring after installation within 24 hours after being notified of the issue. USRI shall use best efforts to resolve any issues occurring after installation within three business days after being notified of the issue.

•	USRI shall offer extended service hours (weekend, evenings, holidays) where appropriate. See the Handbook for additional information.

2

7.	Deposits

•	USRI may, to the extent permissible under applicable law, collect from the customer and remit to Home Depot a deposit (in the form of a check or credit card payment payable to Home Depot) of at least 30%, or as otherwise limited by applicable law, of the estimated cost of the Program Services, before beginning work on the Program Services.

8.	Appearance

•	Professional Appearance

Installer agrees that all of its agents, employees or subcontractors who provide any of the installation services described herein will maintain a professional appearance as described below:

•	Provide to the Customer upon introduction and have available at all times thereafter the Home Depot Identification Badge.

•	Wear clothing that is clean, in good taste and that does not contain any wording, logos or pictures except as authorized under the Pilot Program Agreement.

•	Require all on-site installation persons to wear a collared shirt with sleeves or a T- shirt and only display, either the product manufacturer’s logo, their company logo or other such logo as authorized under the Pilot Program Agreement.

•	Conduct himself/herself in a professional manner and at all times be respectful of the Customer (including potential Customers), the Customer’s home and property.

3